Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents™

Conference Call Transcript GLOW – Q2 2004 Glowpoint, Inc. Earnings Conference Call Event Date/Time: Jul. 29. 2004 / 4:30PM ET Event Duration: N/A

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FINAL TRANSCRIPT
GLOW – Q2 2004 Glowpoint, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Chris Zigmont
Glowpoint Inc. – CFO, EVP of Finance

David Trachtenberg
Glowpoint Inc. – CEO, President

Michael Brandofino
Glowpoint Inc. – CTO

CONFERENCE CALL PARTICIPANTS

Joseph Halpern
Halpern Capital – Analyst

Gary Habib
Whitaker Securities – Analyst

Bill Narleman
Lone Star Asset Management – Analyst

Frank Krups
Wachovia Securities – Analyst

PRESENTATION

Operator

Good day ladies and gentlemen, and welcome to the Glowpoint Incorporated 2004 Second Quarter Results Conference Call. My name is Bill and I will be your coordinator for today. At this time, all participants are in a listen only mode. We will be facilitating a question and answer session towards the end of today’s conference.

If at any time during the call you require assistance, please feel free to press star followed by zero, and a coordinator will be happy to assist you. As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Chris Zigmont, Chief Financial Officer, who will go over the safe harbor information and Company financial results. Please proceed, sir.

Chris Zigmont – Glowpoint Inc. – CFO, EVP of Finance

Thank you. The statements contained herein, other than historical information are or may be deemed to be forward-looking statements, and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements.

These factors, risks and uncertainties include market acceptance and availability of new video communication services, the non-exclusive and terminable at will nature of sales agent agreements, rapid technological change effecting demand for the company’s services, competition from other video communication service providers, and the availability of sufficient financial resources to enable the company to expand its operations, as well as other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission.

Today’s call and web cast may include non-GAAP financial measures within the meaning of SEC Regulation G. When required, a reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in today’s press release.

And now to our second quarter results. Total revenues exceeded the company’s original guidance, rising 54% to $4.1m in Q2 2004, from $2.7m in the year ago quarter, and most importantly rose 28% sequentially in Q2 from Q1 2004. Our Q2 2004 includes the results of integrating the NuVision base of customers announced as part of our strategic alliance with Tandberg that was signed in mid-April 2004. As you have seen in our press release this afternoon, we have redefined some of the key metrics that we have been tracking to measure the company’s progress as our emergence as an independent company in Q4 2003.

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FINAL TRANSCRIPT
GLOW – Q2 2004 Glowpoint, Inc. Earnings Conference Call

These changes and our new categorization better reflect the core drivers of our combined business without losing visibility into comparisons with prior quarters. For example, we have broadened the subscription and related revenue category to incorporate all contractual revenue. The contractual revenue category therefore includes Glowpoint subscription and related revenue as has been reported in prior quarters, plus NuVision revenue directly related to those customers under contract.

We have also renamed the non-subscription revenue category to non-contractual revenue for consistency. Non-contractual revenue includes Glowpoint non-subscription revenue, our event driven category of revenue, plus NuVision revenue generated by customers that are not currently under contract.

We have also expanded our definition of customers to contractual customers. That is those customers driving recurring revenue including both Glowpoint subscription customers and NuVision customers under contract. Now back to the numbers. Contractual revenue grew 92% to $3m in Q2 2004 from $1.6m in the year ago quarter, and grew 24% sequentially in Q2, from $2.4m in Q1 2004.

The largest component of this revenue category, Glowpoint’s core subscription and related revenue actually grew 61% to $2.5m in Q2 2004. From $1.6m in the year ago quarter, and grew 4% sequentially in Q2 from $2.4m in Q1 2004. The average billable subscriber locations driving this growth grew 58%, to 1,204 in Q2 2004, from 763 in the year ago quarter, and grew 2% sequentially in Q2 from 1,176 in Q1 2004.

As we announced in the beginning of June, quarter to quarter growth was significantly impacted by the decline in orders generated by the Wire One channel. Quarterly, Wire One sales volumes have gone from 150 orders in Q4 2003 to 67 in Q1 2004 to 39 in Q2 2004. David will provide more detail on this channel’s weakness in Glowpoint’s plans to minimize its impact of the 2004 plan.

We continued the progress begun last quarter with an increase in average monthly subscription and related revenue per billable subscriber location coming in at $700, a 2% increase from both Q2 2003 level of $688 and the Q1 2004 level of $690. As you may remember, Q1 was the first time this metric showed an increase in four quarters.

This positive turnaround continues to be driven by the introduction in early January 2004 of our all you can see unlimited video calling plans. We expect to continue to see steady improvement in this metric during the course of 2004. Our second and newest component of contractual revenue is from the NuVision base and totaled $491,000 in Q2 2004.

Non-contractual revenue of $1.1m in Q2 2004 was relatively consistent with Q2 2003, but grew 40% sequentially from Q1 2004 level of $791,000. This was mainly driven by success the company has had in penetrating the broadcast market with revenue generating activity, including both the NFL and NBA drafts.

NuVision’s portion of non-contractual revenue totaled $328,000 in Q2 2004. In summary the total NuVision revenue of $819,000 for Q2 2004, pro rated to the close date of the alliance represents a run rate of close to $1m, surpassing the quarterly revenue guidance of $700,000, $850,000 communicated on our last conference call. And I have good news shortly on the margin side of the equation side as well.

The cost of these revenue for the three months ended June 30, 2004 rose 27% to $3.3m from $2.6m in the three months ended June 30, 2003, an increase 20% from $2.7m in Q1 2004. However, the driver for these increases was the cost of NuVision revenue hitting for the first time in this quarter, which totaled $572,000. When these NuVision costs are adjusted from the Q2 2004 figure, the year over year increase is actually a modest 5%, and the quarter to quarter change is the decrease of 1%.

In effect, total monthly network costs, or Glowpoint network costs I should say, that is infrastructure plus access cost per billable subscriber location declined from $824 in Q2 2003 to $576 in Q2 2004, a 30% improvement. The result of revenue and cost of revenue movements was that our gross margin improved 71% in Q2 2004 versus last quarter, coming in at $831,000, or 20.1%, up from 15% in Q1.

The year over year improvements were even more impressive. Gross margin improved from 2.6% to the 20.1% level achieved in Q2 2004. The big drivers in these positive movements in gross margin have been the reduction in network costs that were identified in Q4 2003. The pass through of the Universal Service Fee Tax that had not previously been charged to our customers in 2003 that continued to impact the new customers coming on with our higher margin, all that you can see unlimited video calling plans targeted at a 60 to 65% margin.

And improving the margins on legacy accounts through very targeted transition to our new unlimited annual subscription plans. In addition, gross margins on the NuVision business have been stronger than originally forecasted and amounted to 30% in the second quarter versus 22% in our original guidance. So there have been significant improvements in gross margins over the past two quarters.

The rate of progress will be impacted as a consequence of weaker than expected billable subscriber location for order growth from Wire One. We have previously expected to manage to a 35% gross margin target for our four subscription businesses by the fourth quarter of 2004. This target will be achieved, but we will be delayed in reaching it by a quarter.

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FINAL TRANSCRIPT
GLOW – Q2 2004 Glowpoint, Inc. Earnings Conference Call

Operating expenses for the three months ended June 30, 2004 rose 34% to $4.1m from $3.1m in the three months ended June 30, 2003, but increased only slightly, less than 1% from the 2004 first quarter level of $4m, as the company leveraged the existing operating expense base to generate the higher revenue levels of the second quarter.

The bottom line to this is that our EBITDA from continuing operations of negative $1.575m improved $354,000, or 18% from the Q1 2004 level of negative $1.929m. In the second quarter 2004, the Company had net usage of cash of approximately $2.7m, which was a bit higher than anticipated, due to the lower than expected subscription revenues mentioned earlier.

For the next two quarters, the company expects its total cash earned to average approximately $2.25m per quarter, and expects this rate to improve in the subsequent quarters. One of the key underlying reasons for this trend is the expectation of continuing progress in our collection efforts.

Our DSOs, or days of sales outstanding, a metric we track to measure how quickly we are collecting our receivables as declined from 74 days at December 31, 2003, to 63 days on a normalized basis at March 31, 2004, to 61 days at June 30, 2004. We believe that we will show continuing progress as 2004 plays out. We ended the second quarter of 2004 with $10.7m of cash, cash equivalent and escrow cash.

And we continue to believe, as we’ve been guiding since our call in Q4 2003 that we have sufficient cash resources to reach our break even point. We do believe however that this break even point will be delayed until the third quarter of 2005 as a result of the weaker than planned new business volume from our traditional sales channel.

Based on the most current information available, and with the expectation that we will be further reviewing and refining this estimate as the year progresses, the company believes that it can achieve break even at a $2.4m monthly revenue run rate level expected to be achieved in Q3 2005.

This figure has increased primarily due to three factors. The change in expectations of new business volumes from the Wire One channel, additional sales and marketing activities to achieve our higher revenue levels, and with NuVision at 30% gross margins now a prominent component of revenue, we will need slightly more overall revenue to get to our break even point.

To quickly summarize, I am pleased with the financial and operational metric improvements that we continue to see at Glowpoint. The second quarter showed continued double digit revenue growth and margin improvements, improved EBITDA momentum, positive impact from a sound subscription base business model, and David will now discuss a stronger, more credible sales, marketing and technology platform with which to drive momentum. With that, let me turn the call over to David.

David Trachtenberg – Glowpoint Inc. – CEO, President

Thank you Chris. I’m David Trachtenberg, Chief Executive Officer and President at Glowpoint. The second quarter call reflects the first two full quarters of results under the new management team at Glowpoint. With the addition of Sherry Harmon announced yesterday, our new VP of Sales who comes to us via WebEx.

The senior team is in place and guided by the same mission, to make video an integral communications tool, as easy and spontaneous as a telephone, with the power of face to face communication. At the risk of sounding redundant for our other calls, our mission is supported by the same key focus that has been guiding the company since my arrival last October.

First, our back to basics emphasis on making the company operationally efficient and scaleable, and second, our drive to diversify our distribution partners and sales models. As you can see with our Q2 results, both areas of focus are combining to lead top line growth and bottom line margin improvement.

When I came on board nine months ago, the company was challenged with less profitable product and weak operational metric, as half the profitability was unfair. As I said before, when Glowpoint was only 5 to 10% of Wire One’s revenue stream, performance of the division was less than the focus.

Now, Glowpoint is an independent company, and our IP based video communications service is our core business. Our success is 100% determined by the decisions we make and take as a management team. And the result of the actions we have taken to improve our operations add additional physical and operational controls, and launch new products with higher gross margin levels are evidenced in the performance metric that Chris just walked through.

To quickly recap and add some additional information, the second quarter improvement included 28% in top line revenue growth in Q1, 71% increase in gross margins, the 20% for over $800,000 for the quarter, 18% improvement to EBITDA over the same time period. Days to billable continued to improve to 23 days, this means subscription revenues get done faster through the network, and our DSL improvement that Chris just mentioned conceded as well down to 61 days.

That means the subscription revenue is selected and in the door faster as well. Disconnects also improved 23% for the monthly rate over the quarter. These positive changes for our operational and financial metrics are important because they translate into an improved customer experience, and improved sales partner experience. And for shareholders, their improved momentum against the rate giving goals for the company.

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FINAL TRANSCRIPT
GLOW – Q2 2004 Glowpoint, Inc. Earnings Conference Call

The task of profitability is clear. And as I just explained, while our back to basics campaign is focused on restoring financial health to Glowpoint, we must also deliver top line growth. Growth is supported by a scaleable infrastructure with efficient operation. And growth is driven by efficient sales and distribution partnership.

So in parallel to our back to basic focus, we have continued our expansion from a technology to network implementation team, with sales and marketing through an organization. Sales and distribution diversification, second of our mantra since I came on board last October, has been motivated by the necessity to meet our revenue goals while mitigating our single source exposure to Wire One.

If you recall, I spoke about the need to diversify our sales partnerships during my first call after joining the company last October. As we announced this past June, this diversification is of even greater importance than the challenges we have experienced with our historical distribution partners.

While our assumption has always been the broadening of our sales channels over 2004, with a growing percentage of our orders coming from non Wire One partners, we also assumed a consistent foundation from this channel. That is Wire One, which engaged itself at the minimal level that we’ve seen over the fourth quarter of last year and into the first quarter of 2004 and beyond.

Our 2004 growth targets and break even timings retracted the assumption. As Chris clearly pointed out, that is no longer the case as you can see from our second quarter results. Wire One only accounted for a third of our billable subscriber location orders, down from 64% in the first quarter.

Wire One can no longer be relied on its productive sales channel. That is unfortunate because there is a history of sales success between the companies. Glowpoint is looking forward to gripping this channel’s weakness with new opportunities and new partners who understand the benefit of partnering with the best IP based video communications company in the market.

Partner expansion means identifying the right prospects, negotiating the right deal, and activating the sales channel with the right marketing support and financial incentives. We made significant inroads during this past quarter. It’s also important to note that the inroads included both the expansion of our distribution partners as well as our distribution go to market model. Let me explain.

While we have a lot of sales and marketing activity over the second quarter that we could talk about, I’d like to comment on some visible wins for Glowpoint and focus on three key partnerships in the short time we have in this call. ReView Video, SoHo Videos and Tandberg. These three partners are critical because they not only represent new channels of distribution, but also highlight important kinds in the video communications market.

These include one stop product bundlings, applications or demand generators, ISDN to ICF grade and the emergence of Sony as a player in the U.S. video communications market. First, ReView Video hits on a number of these trends. ReView is a master distributor that services a network of over 800 hardware resellers.

Now in addition to their role as a key telecom supplier, ReView is a strategic distributor for Sony. They are also Glowpoint’s first master agent, which means that ReView will take our responsibility for managing their network of dealers, responsibilities that in the past would have been fulfilled directly by Glowpoint.

ReView not only sells video hardware equipment, but also adds value to maintenance contracts, customer support and our world-class video solutions to the Glowpoint network. Every box they sell needs to be connected, and now they and their network of dealers can turn the upside revenue while delivering a better solution to their customers.

The relationship was announced with a bundled ReView, Sony and Glowpoint solution that will be launched during this quarter to impact the Q3 plan. ReView now has Glowpoint up and running in the Chicago office, and a few companies will soon be launching a road show in Chicago, as a first stop to recruit and activate dealers in the program.

We also anticipate other bundled product offerings across a spectrum of Glowpoint products and ReView’s hardware partners. Second, Glowpoint is also being more closely tied to product bundles, as well as Sony products for our relationship with SoHo Video. SoHo also reflects an important key change in video distribution. The company has a unique selling proposition. It is a one stop shop solution.

For example, for $599 a month, you receive a Sony Endpoint, monitor, maintenance program and a three year contract for the Glowpoint price level limited video calling plan. The three year lease pricing means no up front equipment costs, you can get into an IP based video solution quickly and inexpensively.

We are very excited about the opportunities to expand the SoHo, since Glowpoint is their exclusive network solution. That means that every SoHo sale is a Glowpoint sale. And adding to the model, SoHo is our first wholesale relationship. So while we still turn to Glowpoint, SoHo customers get one bill from SoHo for the entire package, and SoHo takes on collections and first level customer support.

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FINAL TRANSCRIPT
GLOW – Q2 2004 Glowpoint, Inc. Earnings Conference Call

This therefore has the potential to quicken the sales cycle, lower our costs, and most importantly, it aligns our sales and marketing objectives. So hopefully this first order commitment to Glowpoint, for the purchase order for 50 billable subscriber locations that they are reselling to an aggressive customer marketing effort launched last quarter.

For example, running up a national organization targeting remote training and positions over Glowpoint’s video network. We believe the SoHo business model is a good fit for Glowpoint and will contribute significantly to the growth of our video conferencing subscription based services.

We are working closely with them to drive sales and marketing activities, bundled with other manufacturers and with other Glowpoint products, such as our IVA solution that Mike will talk about in his upcoming comments. And third, our strategic alliance with Tandberg. I talked about Tandberg during the Q1 call, and Chris walked you through the better than anticipated positive impact to Glowpoint’s top and bottom line for our future results.

The NuVision operational transition to Glowpoint is on track, encouraged customer support from billing system integration. It is important to reemphasize that our main objective in the second quarter into the third is a seamless transition of a stable NuVision customer base. This stability is important so that we protect the revenue and margin stream and that we and our sales partners have the opportunity to demonstrate the value of Glowpoint and upgrade these customers to our higher margin IP solution.

And this upgrade must be properly staged and communicated since the age of these customers’ means that they will also need new IP enabled endpoints. The Tandberg deal also establishes strategic relationship between Glowpoint and one of the major players in the video space. The two companies have been busy on their own, and are also busy developing the right relationships within their sales, marketing and technical team.

In fact, yesterday, I did a Glowpoint web cast with Brad Johnson, Tandberg’s President, which will be rolled out to the two organizations to update the teams on the progress to date, and the joint vision moving forward. The web cast was actually done over Glowpoint between my office in New Jersey and one of the Tandberg sales offices where Brad was spending the day.

Each Tandberg sales office in the U.S. and Canada now has a Glowpoint location to communicate and demonstrate the end to end Tandberg branded Glowpoint solution that we announced as one of the key deal terms. That’s good news. Other good news is that we just signed up our first new distribution partner to the Tandberg relationship. A distributor and integrator, one of his target markets is the broadcast industry.

And we also just recently closed a deal together that will light up nine offices of a well known company in the Glowpoint network that will also include Tandberg equipment. And it’s more than traditional video conferencing. The two companies developed their proposal to expand and extend the Company’s content reach and durability to enhance our online video channel.

This sale highlights how important video applications will be in driving and shaping our sales and distribution focus in the future. Glowpoint is more than a network. We are a solution that allows our customers to resolve their business challenges and improve their business operation. As Michael Brandofino was quoted in a feature article on Glowpoint in the June 21st issue of Telephony Magazine, most carriers don’t really provide a video conferencing service. They provide a network you can run your services on.

Applications mean that you have to be more than transport if you’re going to be successful. We must package and bundle our services in a manner meaningful to the market we are addressing. Michael will also be touching on this during his comments. We have therefore been working over the second to thicken our sales approach and reorganize our sales team to reflect what we believe will drive incremental sales for the company.

For example, we are focusing on four key verticals, which Glowpoint provides, a differentiated solution, the specific application that will drive sales and users to the network. These include legal, government, education and broadcasting. A few highlights from our progress over the quarter.

First, we continue to recruit sales resources with industry specific knowledge and large rolodexes to build up pipeline and help our partners close deals. We have also seen increased quoting activity from our new partners for new prospects and with 1,500 quotes for potential new orders having processed good partner points, a new online tool over the quarter.

Orders for DSL are fillable subscriber locations, increased 12% over the quarter, resulting in a backlog of 96 sales that we brought onto the network during the third quarter. We had additional orders for government entities such as the U.S. Army. We announced that Glowpoint is now e-rate eligible at the National Education Competing Conference, and is therefore able to participate more effectively and proactively in the education market, since schools and libraries can now tap into government funding to purchase Glowpoint services.

The company also announced that Glowpoint will connect 20 video enabled hot spot centers across the U.S., teaming with Vemics and H2 Global to make virtual meetings and distance learning more accessible. And with our second quarter wins with the NFL, 32 sites and NBA draft 18 sites, that subsequently results in third quarter wins with the NFL channel with 21 training camps, as well as, as we speak, ABC and the Democratic National Convention, Glowpoint is becoming a credible player in the broadcast service hole.

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FINAL TRANSCRIPT
GLOW – Q2 2004 Glowpoint, Inc. Earnings Conference Call

In fact, one comment after the NFL draft describes the Glowpoint network as pristine. We therefore actually installed an additional 50 plus Glowpoint locations to support our future broadcast activity over the quarter that are not reflected in our billable subscriber location counts because they support a transactional versus subscription based services.

And finally, a few words on the Glowpoint sales and marketing strategies. Our second quarter results demonstrate that our operational focus is paying off. We are now ready to scale and drive the momentum in this core business that we will build with our new partners, new models and new sales leader.

We announced yesterday that Sherry Harmon, the former Vice President for Sales and Global Alliances with WebEx will be joining Glowpoint beginning in August as Vice President of Sales. She’s a world class leader with extensive experience in solutions selling and partner management. We are excited about her joining the Glowpoint team as she takes this sales organization and aligns it with our world class network and operational support.

Sherry will also be supported by a continued focus from the second quarter on marketing in order to build the Glowpoint brand, raise our visibility in the financial and business market, as well as provide tools for our sales reps and partners out in the field. We have been much more active out in the market with positive feedback from our presence at InfoCom, we were also co-located with ReView Video and Sony.

Articles are prepared this past quarter in Computer Reseller News, PC Magazine, E Work, E Week, Network World and PNC Net, and as I mentioned earlier, Mike was Glowpoint’s pin up with a feature article and two large photos in Telephony Magazine. We were also the exclusive provider of video conferencing and web casting at the Wainhouse Summit in Boston, with Bob Hagerty of PolyCom leading the seminar remotely using the Glowpoint network.

Sony also used Glowpoint as their connection for their product demonstrations during the three day event. Our visibility also was tended to the investor community. We announced the addition of the Aurelius Consulting Group to help drive our resale and institutional investor relations program.

We know that the future looks bright for the company. We have had and will expect continued strong operational improvement to our core metric. We have new partners with ReView, SoHo and Tandberg alongside the expansion of sales from Vemics, DMS and other partners. We have new distribution models that will increase momentum and shorten our sales cycles.

And we have increased credibility for the company for tightening visibility and strategic wins in our vertical market. The addition of Sherry Harmon as VP Sales, although she is new to Glowpoint, she’s a proven sales leader who will help build an effective sales organization and partner distribution channel strategy. And we also announce the addition of Jim Spanfeller as the most recent member of the Glowpoint Board of Directors.

As the CEO of Forbes.com, and former President of Inc. Magazine and the Consumer Magazines group of Ziff Davis, Jim has a proven track record of growing businesses and navigating a high growth competitive market. The ability to attract employees, the caliber of Sherry, and advisors like Jim should send a strong signal to our shareholders that Glowpoint is serious about building a world class management team and advisory board.

Experience has taught me that the most critical step in building a great company is getting the right people on board. And speaking of right people, I would now like to turn the call over to Mike Brandofino, Glowpoint’s CTO. Those of you who didn’t see this morning, Mike recently extended his employment agreement with Glowpoint to three years.

Mike built the Glowpoint network and is acknowledged as one of the key IP video visionaries. He is one of our not so secret weapons, and I’m excited to have him on board and recommitted to the company’s future success.

Michael Brandofino – Glowpoint Inc. – CTO

Thank you David. It was easy to sign up for another three years, now that our technology is coupled with the right sales and marketing strategy and management team. We built a world class product and now it’s time for the market and shareholders to benefit. Since David arrived at Glowpoint, we have focused on improving operational efficiencies, diversifying our sales channels, and developing and improving our sales and marketing resources.

That focus is paying off. At the same time, we continue to build for the future by expanding upon our technical expertise, and developing new and innovative products and applications for our growing customer base. Glowpoint’s mission of making video an integral communications tool requires that we make video easy to use, spontaneous and affordable.

Rather than depending on others who are deficient in providing carrier grade service provider tools, we will continue to take the initiative in developing unique features and functionality that will provide us with a leadership position in the industry, making us even more competitive in winning new customers to the Glowpoint solution.

For example, adding to the current six patent applications for technology developed by our team of engineers and application developers, we’ll be focusing our efforts in the coming quarters on improving the customer experience with the development of enhanced call handling features.

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FINAL TRANSCRIPT
GLOW – Q2 2004 Glowpoint, Inc. Earnings Conference Call

In the telephony world, when you make a phone call, you expect resolution. You get a busy signal, a wrong number message, the ability to leave a voice mail to be forwarded to another extension. There’s resolution and closure to the call. But not with traditional video. So how does the industry deliver on making video as easy to use as the telephone if the customer experience is not similar?

Well, as in the past, we’re not going to wait for the industry. We prefer to lead. Currently, with traditional video networks, users often get a rejected call message, which increases frustration and decreases customer satisfaction. Glowpoint engineers have been developing call handling features that will be integrated into the Glowpoint intelligent IP network, including video mail and conditional call forwarding.

So instead of a call rejected message, our subscribers and callers to our subscribers will be able to leave a video or voice message. These and other call handling features will be rolled out in stages over the next few quarters. It’s all about satisfying customers by quoting the experience they know and trust in the telephony world, and enhancing it with the power based communications.

And it’s about continued differentiation in the market and about packaging our technology to drive incremental subscribers and incremental revenue and margin. Examples of this differentiation are evident with the [inaudible] that our sales force is achieving in specific market verticals. We learned to address specific requirements and build a foothold in underserved markets, we will continue to reengineer and repackage our features and services.

For example, the term web casting means very little to a law firm. However, by adding a few features and product nomenclature, web casting services become deposition recording services. And bridging services become lengthy partner meetings. The legal vertical represents a substantial opportunity for Glowpoint, and we are well positioned to capitalize on this opportunity.

The broadcast vertical has been another key focus for the sale and technology teams over the second quarter. As you know, we successfully supported the NFL and NBA drafts for the second straight year. We even have Chris Berman on DVD introducing broadcast follies that took place over the Glowpoint network during the NFL Draft.

Our growing track record has been used to market other opportunities in the broadcast vertical, and I am happy to say that we are currently working directly with the NFL Channel, on the NFL Training Camps, as well as for ABC and their coverage of the Democratic National Convention in Boston.

These types of opportunities are a testament to the quality and reliability of the Glowpoint network. We’ve had 10 straight quarters meeting or exceeding our 99.9 backbone and uptime commitment. Glowpoint usage numbers remain strong during the first half of 2004 with more than 50,000 calls placed as compared with approximately 39,000 in the first half of 2003.

It is this network reliability and quality coupled with our development expertise and intellectual property that will help Glowpoint grow and maintain a loyal customer base. I’ve been asked many times about the impact on Glowpoint from large carriers offering convert ATM or VPN services.

In fact, in an interview with David a few months ago, Andrew Davis from Wainhouse asked, what’s to prevent them from squashing Glowpoint like a bug? That’s a good question. Well first, we consider these large carriers as potential partners and not competitors. While they do have some services that compete with Glowpoint, most of the time they are just providing bandwidth for video transport.

As a result, we are increasingly being requested to globally enable their networks so that enterprise customers and other carriers can offer Glowpoint features and functionality. These customers may want to bring their own assets to the table for e-Glowpoint video services and video interconnection capabilities. Video interconnect is a term you will start to hear more often from us, as we increased the number of networks that are Glowpoint enabled, whether they are customer enterprise networks, or carrier networks.

Glowpoint remains focused on driving an end to end managed solution in growing billable subscriber locations, but we will also be positioning Glowpoint as a service provider’s service provider. This model is already in play and has resulted in opportunities where, rather than compete on opportunities, Glowpoint is partnering with other carriers and delivering Glowpoint services across a hybrid of Glowpoint and third party networks.

For example, Glowpoint is already a video interconnect for AT&T’s ATM network in Texas, as well as a number of other partners. In addition, our bring your own access model is creating partnership opportunities as we have had customers request Glowpoint enabled, Masergy, Infonet and Saavis network connectivity.

Glowpoint’s leadership in developing and deploying advanced video communications services makes us a natural fit in any situation where video over IP is considered. Whether for an organization looking for a complete outsource solution, an enterprise with a network that can support video traffic, or a carrier wishing to offer world class video services, Glowpoint is the key to pulling it all together.

To give you some general industry perspective as well, I recently attended the Wainhouse Summit in Boston, with Glowpoint selected as the video service provider for the event. The main theme seemed to be convergence in the dial for desktop with Cisco and Microsoft leading the charge. But what was really amazing was that customers like Mars, IBM and Xerox, companies with large IT budgets kept saying that they were not ready for this, and probably will not be for a long time.

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FINAL TRANSCRIPT
GLOW – Q2 2004 Glowpoint, Inc. Earnings Conference Call

One video manager with Forbes 50 company to discuss their plans to possibly integrate IT based video into the network architecture by the end of 2006. Even Bob Metcalf, one of the founding fathers of the Internet, suggested that we are still some way off from convergence.

He went so far as to acknowledge that the mean of Internet was never intended for, and probably never will be capable of handling business grade video. Force fitting video into the native Internet will yield the same customer dissatisfaction as with force fitting video through ISDN line.

Glowpoint was designed in both for video, and it shows. So while we’re not ignoring convergence, in our creative models we take advantages of present and future market trends, we are also focused on helping guide our customers and our sales partners for the right solutions for today’s reality. One of those new realities is the introduction of low price endpoints including soft codec, or PC based endpoints.

Glowpoint had a large second quarter win with an 11 location deal at a very large insurance company based in New York that includes Glowpoint enabling desktop video systems at each location. Every soft codec enabled desktop has full access to Glowpoint business grade solutions including dial triple zero operator services, direct dial video numbers, bridging on demand and gateway services.

Alongside this example of decreasing endpoint pricing are improvements in video compression technology. Lower bandwidth solutions are now becoming more viable. Glowpoint is taking advantage of these trends without sacrificing our mission and poor expertise. During the second quarter, we introduced our IVA, or individual video access class of service, talking with SoHo and telecommuter market.

This unlimited 266 kilobit plan is lower priced and lower bandwidth, but not lower quality, but with fewer applications. Our IBA customers will still benefit from the 99.9% quality service Glowpoint commitment and having access to all the unique benefits of the Glowpoint solution.

These are not native Internet we feel lucky calls. These are Glowpoint good calls geared towards an underserved market that expands at the other market opportunities in sales and marketing. This is another example of Glowpoint’s technical expertise, partnering with sales and marketing to create solutions that will help drive our long term business.

Of all the great things that happened last quarter, the exciting new features we’re working for the future success, it is no wonder we have attracted folks like Stu Gold, our VP of Marketing, Joe Laezza, our VP of Operations, and now Sherry Harmon, our new VP of Sales. I look forward to working closely with the new Glowpoint team as we grow the company, extend and expand our vision of video as an integral communications tool. And now back to David.

David Trachtenberg – Glowpoint Inc. – CEO, President

Thanks Mike. I hope you all have better insight into the progress we’re making both financially and operationally. We have the right technology, products and financial models to meet our profitability targets that Chris laid out. Most importantly, we have the right mission and the right partners and the right team to make it happen.

I have now been with the company for nine months, and can speak from experience. I have seen the Glowpoint wow factor in our prospect fee of Glowpoint product demo. I have heard our customers describe how Glowpoint impacts their daily communications. I have seen the quality and reliability of Glowpoint while sitting at home in front of the television watching Glowpoint in action during the NFL and NBA Draft.

I have seen our R&D team and technologies continue to turn creative vision into product reality. And I have personally seen how video communication has changed the way I conduct my business. All this coupled with the improved financial and operational results since I joined the company give me confidence in the future. With that, I will now open the call up for questions.

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QUESTION AND ANSWER

Operator

Thank you very much, sir. Ladies and gentlemen, if you wish to ask a question, please key star one on your touchtone telephone. If your question has been answered, or you wish to withdraw your question, please key start two. Questions will begin as soon as we have our first question. Key star one to begin please. And we will be one moment to compile those questions.

Our first question comes from Joseph Halpern of Halpern Capital, please proceed, sir.

Joseph Halpern – Halpern Capital – Analyst

Hi guys, thanks. NuVision, I guess you said the gross margins moved up from 22% to 30%. Are you going to be able to maintain that level of margins and does that mean that some amount actually drops to the bottom line on this business?

Chris Zigmont – Glowpoint Inc. – CFO, EVP of Finance

Hi Joe, it’s Chris. Two things, one, the nature of a business like NuVision is that basically the gross – there’s not a lot of cost after the gross margin. So that literally is just about all dropping to the bottom line. And to the question of whether we can continue 30% gross margins, I feel comfortable in assuming 25 to 30% gross margins going forward for that base of business.

Joseph Halpern – Halpern Capital – Analyst

Thank you.

Operator

Thank you very much, ladies and gentlemen, your next question comes from Gary Habib (ph) with Whitaker Securities, please proceed.

Gary Habib – Whitaker Securities – Analyst

Hi, two questions here. David, could you describe the impact that the SoHo all in one package had in the quarter in terms of additions, if you could do that?

David Trachtenberg – Glowpoint Inc. – CEO, President

Sure, SoHo was again, we announced it last quarter, and we also made an announcement of our largest individual order, which is the 50 billable subscriber location that was associated with SoHo. So SoHo actually is, as a wholesale partner, is reselling the Glowpoint service under the Glowpoint name, but it’s going to be able to again, as I was talking about in my remarks, really create this one stop shop package.

From a timing perspective and from a decision cycle perspective, we’re really looking at SoHo at speeding up the process in terms of making that, I want video so I got video subscription. So the 50 came on board over the second quarter, however, as you know, it takes time to go from I want to I got. And so they will be coming on. Some of them came on over the second quarter, and the remaining will be coming on over the third quarter as part of the regular process of going through days billable.

Gary Habib – Whitaker Securities – Analyst

Right, right. It seems like a very good distribution channel. Are there many companies like that that you can engage?

David Trachtenberg – Glowpoint Inc. – CEO, President

It’s a really good question, and the question I have is somebody who is – I can’t even say this anymore Gary, a relatively needed video, having been here for nine months now. But this really, course of experience that the telephony of the telecommunications companies have been working on for quite some time, it’s surprising that it’s taking this long to come to the video market.

We’re happy that SoHo is working with us to do that, because, as I said, and I don’t know if it came up clearly enough when we actually announced the deal, that every single sale they make is a Glowpoint sale. That unlike other relationships that we have where we are a portion of the overall sales of our partner. So the answer is I think that there will be more SoHo like companies, our opportunity and our goal is to have them working with Glowpoint as well.

Gary Habib – Whitaker Securities – Analyst

All right, okay, the other question is for Michael. If you can elaborate a little bit on what you’re describing the soft codecs low price package, or how low priced is low priced, and describe that process a little bit.

Michael Brandofino – Glowpoint Inc. – CTO

Low priced on the endpoint side?

Gary Habib – Whitaker Securities – Analyst

Yeah.

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FINAL TRANSCRIPT
GLOW – Q2 2004 Glowpoint, Inc. Earnings Conference Call

Michael Brandofino – Glowpoint Inc. – CTO

Well, the endpoint – actually that was combining two thoughts. One is soft codecs, PC based codecs are coming into market for as low as free to $89 or something like that. And actually some of those are fairly decent quality from the product perspective. Of course, they still a quality of network and the service is associated with that.

And then there’s low priced set top boxes like the Telecom 500 that are starting to drive down the set top market. They’re not as good from a quality perspective, they have fixed camera. But they do do decent calls, they use the technology H264 so they called it 256 that are equivalent to, let’s say, a 384 call.

Gary Habib – Whitaker Securities – Analyst

And the monitor is the desktop monitor?

Michael Brandofino – Glowpoint Inc. – CTO

On the software codec yes, the monitor is the desktop monitor.

David Trachtenberg – Glowpoint Inc. – CEO, President

They really do – I’m sorry Gary, this is David stepping in here, they really serve two different functions. One is more of a room based system like for a conference room application, some of you probably think of for traditional video conferencing.

And the soft codecs are really bringing the desktop market into play now. But as Mike was saying, and as with this large insurance company in New York, they are soft codec, or they are PC based, but they are still connected into our business grade solutions. So these are not the lower speed IVA calls. These are business class connections.

So there are still really for those critical business calls, but the real issue is, and part of the confusion of seeing some of the market is people are talking about the movement to desktop. The movement to desktop does not mean native internet calls because that is still a DSL video call. We are fully supportive of the movement to the desktop.

I’ve got to tell you, we’ve got a number of soft codecs in the lab right now next to my office, and it is really cool. And of course again, it’s for a very different application than traditional video conferencing, but the reason why it’s cool is not just because you can actually use your PC, but because it’s on Glowpoint, and the Glowpoint, not only quality connections and QOS environment of 99.99%, but it has all the other feature functionality like the video operators, like the gateway services. So all that stuff that you would traditionally associate with Glowpoint.

Gary Habib – Whitaker Securities – Analyst

All right, sounds really good. Okay, thanks guys.

Operator

Thank you very much sir, ladies and gentlemen, your next question comes from Bill Narleman (ph) of Lone Star Asset Management, please proceed, sir.

Bill Narleman – Lone Star Asset Management – Analyst

Hi guys, good quarter, it’s good to see the metrics moving in the right direction.

David Trachtenberg – Glowpoint Inc. – CEO, President

Thank you, Bill.

Bill Narleman – Lone Star Asset Management – Analyst

I actually have about five questions.

David Trachtenberg – Glowpoint Inc. – CEO, President

Okay.

Bill Narleman – Lone Star Asset Management – Analyst

Hope you have time and hopefully we’re able to answer them pretty quickly, some of them should be. First one is on the Gores arbitration. Could you just kind of go into a little more detail on what exactly is there going – the arbitration has to do with, and if it has to do with the hold back, or has some kind of risk to your cash position where you have to pay down some additional cash out of your cash balances right now?

Chris Zigmont – Glowpoint Inc. – CFO, EVP of Finance

Bill, it’s Chris Zigmont. I was going to say, can we take them one at a time. That will help us I think answer them.

Bill Narleman – Lone Star Asset Management – Analyst

Okay yeah, that’s the one.

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FINAL TRANSCRIPT
GLOW – Q2 2004 Glowpoint, Inc. Earnings Conference Call

Chris Zigmont – Glowpoint Inc. – CFO, EVP of Finance

Let me start with that one. The arbitration proceedings that we have with Gores relates to the value of net assets on the June 30, 2003 balance sheet. That’s the foundation of the deal. And per the agreement, Gores has the ability to question values on that balance sheet.

The $2m holdback was one means of protection for Gores that was built into the agreement. And in addition, there’s other consideration that was part of that agreement that’s in effect built in protection for them. Mainly a $1m note receivable that’s due at the end of this year, and then there was a $2m potential earn out based on the performance of the business.

So there are several pieces of consideration that has not exchanged hands as of yet. So, they are raising questions about the determination of net assets and that will go before an arbitrator for his decision. The holdback and the note and the earn out we believe provides appropriate reserves against what might come out of this decision. We can’t get into the details of exactly what’s being questioned.

In fact, in some ways, I wouldn’t want to, in any way, give validity to what’s being questioned because we truly believe our determination of net assets and the figures that we reported in our public filings were done so in accordance with GAAP and were valid and appropriate. So we believe that there are appropriate reserves related to what could arise out of that proceeding, and that’s what we can say at this time.

Bill Narleman – Lone Star Asset Management – Analyst

No that’s fine, I’m not asking for any more detail on that. I guess what I’m really curious about, you factored this into your statement that you still believe that you have enough cash to get to cash flow break even?

Chris Zigmont – Glowpoint Inc. – CFO, EVP of Finance

Yes.

Bill Narleman – Lone Star Asset Management – Analyst

In other words, the reserves would cover anything that would come out of that, and you’re not counting on us to hold back or any of that stuff. It’s kind of in dispute I guess I should say to get to that point?

Chris Zigmont – Glowpoint Inc. – CFO, EVP of Finance

That’s a great point Bill. I am not counting on any of that to get to break even.

Bill Narleman – Lone Star Asset Management – Analyst

Okay, okay.

Chris Zigmont – Glowpoint Inc. – CFO, EVP of Finance

That would be a bonus, but that is a bonus that we are working very hard to get, because we truly believe it’s ours.

Bill Narleman – Lone Star Asset Management – Analyst

Right, I completely understand that, I just want to make sure that you weren’t taking on the best case scenario. Sounds like you’re taking on the worst case scenario.

David Trachtenberg – Glowpoint Inc. – CEO, President

It really is, the numbers are based on the health of the ongoing operations in business.

Chris Zigmont – Glowpoint Inc. – CFO, EVP of Finance

And Bill, one other thing I might add to the whole break even equation is, I’m also not factoring in the reinitiation of lending relationship. Right now we had terminated our relationship with JP Morgan. We fully intend one day down the road to reinitiate a lending relationship and so our model does not even count on that, an ability, in effect, down the road to borrow against our receivables as an example.

Bill Narleman – Lone Star Asset Management – Analyst

Okay, okay, super, that’s great to hear. The second question I have, there’s been talk going around, and I don’t know if you can comment much on this or not about it, some enhancement that you might be working on, I guess the presence of how people come through the video conferencing. Is there any new product that you’re working on that will be coming out later on in the year that could really change video conferencing, if you could comment on it?

David Trachtenberg – Glowpoint Inc. – CEO, President

Yeah, I think, and I’ll let Mike comment on this a little bit. The real focus of the company is really to align what Mike and the R&D team are doing with what our mission is, which is really hoarding over what people are used to and comfortable with and the telephony world into the video experience.

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FINAL TRANSCRIPT
GLOW – Q2 2004 Glowpoint, Inc. Earnings Conference Call

And so a lot of the focus is going to be, and I might give you a little bit of a preview is on the co-handling features and functionality that we’re going to be launching beginning in this quarter. I’m really sort of unaware of the issues or these other developments that you’re talking about.

Michael Brandofino – Glowpoint Inc. – CTO

I’ll just comment on it briefly. There’s really two types of video and we touched on it just a second ago. You’ve got the traditional conference room video systems with the set top box. And those really, from a presence perspective, are not important. And you start to get involved in desktop.

And desktop is going to be interesting when you talk about presence and how it ties in with Instant Messaging and other tools that people use every day on the desktop. So we’re not actively developing our own presence tool, but I will tell you that we are actively working with those types of devices and those types of capabilities so that presence does become a part of the Glowpoint customer experience.

Bill Narleman – Lone Star Asset Management – Analyst

I’d just like you to expand. Is there something you are working on that would allow the video conferencing system to almost become a broadcast tool? Similar to – you wouldn’t have to go through traditional broadcasting anymore?

Michael Brandofino – Glowpoint Inc. – CTO

No, okay, I think we’ve got an answer for you now. Actually we’ve announced the web casting service recently, and web casting is a great content creation tool and allows you to do web casting. But from a broadcast quality, what we talked about, and what we’ve done with the NFL Draft and NBA Draft is really being replicated now.

And as both David and I mentioned, we have successfully gone in, kind of leveraged that into the NFL Training Camps, so NFL Channel, if you see it through use in the training camps, they’re being done and recorded across Glowpoint. And then the Democratic Convention, ABC News is using Glowpoint to press and broadcast, or prepared broadcast content on live T.V. Again, using Glowpoint as its key connection tool to Boston.

David Trachtenberg – Glowpoint Inc. – CEO, President

And there are real benefits to the broadcasting community and to our prospects. Both the quality of the video, and actually, the audio that is being broadcast or sent over the Glowpoint network, as well as the cost differentiation between what they are traditionally using to take content to get it to their network. Whether that was a satellite truck or other means that are from a cost perspective much higher, and it’s not that we’re underpricing our services, we still have a very – it’s a healthy margin we’ve been talking about.

But because of the way that Mike and his team have architected the network, it is just much less expensive for us to be able to deliver a higher quality solution, and a much more flexible solution. As we’re seeing the different applications that our partners, like the NFL Channel, like ABC News and others that will be announcing, are beginning to recognize as a benefit of the Glowpoint network.

Bill Narleman – Lone Star Asset Management – Analyst

It sounds like this could change broadcasting, but it would mainly be for events that you know are going to happen in the future because of having to get the circuits in versus satellite would be preferred.

David Trachtenberg – Glowpoint Inc. – CEO, President

Well, I think one of the things is, we’ve traditionally looked at these broadcast partnerships as non-subscription or transaction revenue. And what we’d like to see happen and what we are working aggressively is to have them actually become subscription based.

So it’s not an event driven, it will be event driven in the sense that they will be using the Glowpoint network at specific events, but those circuits will be live, up and running 24-7 over a contractual period so that they always have access to them, and then we can actually categorize and rely on that month after month revenue like we do with most of our customers.

Bill Narleman – Lone Star Asset Management – Analyst

Oh, so they keep the circuit up even after the event is over.

David Trachtenberg – Glowpoint Inc. – CEO, President

That is the objective, that is not what we’ve been reporting to date, but that is the objective moving forward.

Bill Narleman – Lone Star Asset Management – Analyst

Okay, great, that’s really neat to hear. Third question, I guess, David, this would be for you. Based on what you’ve seen today, it’s been about six months since I last asked this, how are the new sales partners working out? Are they behind schedule somewhat you expected, ahead of schedule? I guess if you could kind of expand a little more on how you feel the new partners in the sales channel are going excluding Wire One?

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FINAL TRANSCRIPT
GLOW – Q2 2004 Glowpoint, Inc. Earnings Conference Call

David Trachtenberg – Glowpoint Inc. – CEO, President

Right, I think that one of the original assumptions that we made, and one of the reasons why I really focused the conversation and more importantly our efforts over the second quarter is that coming in assumption is that the success from a Wire One like partner, so an equipment reseller if you will, who is going to be the low hanging fruit models to generate sales, not only for Glowpoint but for the video industry in general.

And while I still believe there are some very good, aggressive partners out there, and those are partners that are currently associated with us. I do believe that other business models and other sales models are going to allow us to shorten the sales cycle and be more aggressive in our spending moving forward.

And I think two of those models are things that we announced over the quarter, and we’ve already begun implementing and the like. The wholesale distribution model, and the one stop shopping. SoHo video actually combines the two of those together but there are other examples we will be looking at and actually implementing that includes both wholesale stand alone as well as the bundled solution stand alone.

I also think aligning with a partner like Sony, although still obviously very much supportive of our strategic alliance partner Tandberg as you can tell from some of the results we’re already seeing from that channel as well as with PolyCom, who has been a partner of ours in some of the broadcast activity that we’ve done, and some of the other applications that we’re working on.

I do believe that we’ll be talking about Sony much more often in this market over the month and years to come. One, because of their brands, two, because of their distribution channels, and three, because of their reemergence if you will and their new level of aggressiveness in this marketplace. They have been very successful outside of the U.S. They are really recommitted to the U.S. market based on what I’m seeing over the past couple of months, and the fact that we are aligning ourselves through our relationships with ReView, through our relationship with SoHo and [inaudible] directly as well.

I also think that working more closely with the hardware manufacturers is also going to be an important model for us to move forward on. But I will say, as you can tell from what we announced in June, what we talked about on the call, working with traditional hardware resellers who are moving from a box selling mentality to a solutions selling mentality is going to take time, that is taking time for them to make that transition.

Bill Narleman – Lone Star Asset Management – Analyst

Okay, okay, and these last two should be pretty easy and quick to answer. First one, on the soft codecs that Mike mentioned earlier, does that have anything to do with the acquisition that was made in 2001 I believe from Lucent? You did an acquisition back in 2001…?

David Trachtenberg – Glowpoint Inc. – CEO, President

No, I know what you’re talking about.

Michael Brandofino – Glowpoint Inc. – CTO

GeoVideo.

David Trachtenberg – Glowpoint Inc. – CEO, President

GeoVideo, no, we are, with the relationship with Gores, we cannot sell video equipment. So we’re not distributing that soft codec. However, it’s through one of our agents that sold the codec and sold Glowpoint into the deal. So we’re just working with codecs that are Glowpoint certified.

Michael Brandofino – Glowpoint Inc. – CTO

Okay, super, and then the last question, I guess this would, I’m not sure who would answer this, but I know this backlog was up, which, I’m not complaining because that’s great, that means you’re getting the sale. But I know you’ve been trying to get backlog down because you were more efficient.

I just wanted to make sure that that wasn’t because you were having trouble getting the circuits in but it was just because the sale came in towards the end of the quarter, something else. Could you kind of touch on that?

Chris Zigmont – Glowpoint Inc. – CFO, EVP of Finance

Yeah, I think you hit it on the head. It’s a sale made at the end of the quarter. So it’s great these results came in. The good news is as well is that in the last call, we had decreased our date to billable which is, when the circuit order is placed with a local loop provider, when we actually start billing for our customer, actually went down 225 days in the first quarter of this year.

I said on that last call that we were going to be targeting that 25 day market, I’m still sticking to it. However, we actually went down to 23 days over the past quarter. But I still am much more comfortable in keeping to that, sort of that 23 to 25 day frame. So it’s not that it took us longer to get them on, it’s the fact that they came in later in the quarter.

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FINAL TRANSCRIPT
GLOW – Q2 2004 Glowpoint, Inc. Earnings Conference Call

Bill Narleman – Lone Star Asset Management – Analyst

Okay great, well great quarter guys, I appreciate it.

Chris Zigmont – Glowpoint Inc. – CFO, EVP of Finance

Thank you.

Operator

Thank you very much sir, ladies and gentlemen, your next question comes from Frank Krups (ph) of Wachovia Securities, please proceed.

Frank Krups – Wachovia Securities – Analyst

How are you doing guys, nice quarter, I’ve got a question, and I think it’s the NuVision deal. Are we starting to see conversion, and I think the original intention with NuVision is that it would take these people that were non-subscriber base and convert them to subscriber base?

David Trachtenberg – Glowpoint Inc. – CEO, President

Right.

Frank Krups – Wachovia Securities – Analyst

Are you starting to see that conversion?

David Trachtenberg – Glowpoint Inc. – CEO, President

Let me be clear Frank, the answer is that is absolutely our objective, as I talked about one when we announced the deal, and the last call and on this call. Just to be clear on the comments I made during the prepared remarks is that it’s more important for us to make the transition, the operational transition as seamless as possible. And we’ve, 90% if not plus, down the path of actually making that cut over.

But the last thing to do is to move from the Tandberg billing system to the Glowpoint billing system so that we’re directly billing customers. But, from an operational perspective, when they call the help desk, when they want to provision new lines, et cetera, they are now dealing with Glowpoint directly.

So that’s good news, and that’s on schedule. But the key is that we want to make certain that the revenue and the margin, as Chris was saying, that is dropping right to the bottom line. We want to make certain that it’s protected and that we’ve got a stable customer base against which we can then market.

Now one of the key things as we’re getting into the marketing against the NuVision base, and part of these plans have already begun, I have to be clear, not only getting them to upgrade to IT, but also just to use our bridging services and the other applications that we have, for which they don’t actually have to be an IP based Glowpoint subscriber.

But these are older customers, I hope they don’t hear that, I meant to say that their equipment I should say is older equipment which means that to transition not only includes getting them to go from an ISDN based solution to an IP based solution which is basically plug and play, if their equipment was bought in the last three years or so.

But this also includes an upgrade on the equipment side to an IP enabled endpoint. And the good news is that we are working with Tandberg in order to do that, as well as [inaudible] with other partners who are able to provide a one stop shop solution from the equipment and network perspective.

So the conversions are still the objective, but they are good revenue customers, average revenue for customers are also very good. They are good marketing customers, higher than we expected and anticipated. So we’re losing money on them, we’ve got to move them quickly. They’re stable, they’re a good base of customers, and we will do a market conversion upgrade as we get them off the network.

Frank Krups – Wachovia Securities – Analyst

Great, and we conversion of Glowpoint, we carried a higher gross margin on Glowpoint than on the NuVision, that is correct?

David Trachtenberg – Glowpoint Inc. – CEO, President

Absolutely, that’s correct.

Frank Krups – Wachovia Securities – Analyst

Okay, and not being able to see kind of the usage the NuVision customers, do we still see a trend where the Glowpoint based customers are using their systems more than ISDN based customers? Is that kind of the same process out there?

David Trachtenberg – Glowpoint Inc. – CEO, President

Yeah, and that’s part of the challenge here is understanding the NuVision base customer usage pattern, and creating a model that makes sense to migrate them over to IP. But yeah, in general, the Glowpoint customers use video more than I’ve seen customers do, that’s still consistent.

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FINAL TRANSCRIPT
GLOW – Q2 2004 Glowpoint, Inc. Earnings Conference Call

Frank Krups – Wachovia Securities – Analyst

Okay, that’s great. It shows satisfaction with your network.

David Trachtenberg – Glowpoint Inc. – CEO, President

Absolutely.

Frank Krups – Wachovia Securities – Analyst

Good quarter guys, and I appreciate it.

Operator

Ladies and gentlemen, there are no further questions in the queue, I’d like to turn the call back over to the speakers so that they can make some closing remarks.

David Trachtenberg – Glowpoint Inc. – CEO, President

Thanks Bill, we’d just like to thank everybody for attending the call, and look forward to another positive quarter, and we’ll see you in three months.

Operator

Thank you very much ladies and gentlemen for your participation in today’s conference call. That concludes the call, you may now disconnect. Have a good day.

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